Exhibit 3.5

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT

OF

GEOSPATIAL PIPELINE SERVICES, LLC

Dated as of May 19, 2008

Execution Copy

LIMITED LIABILITY COMPANY AGREEMENT OF

GEOSPATIAL PIPELINE SERVICES, LLC

THIS LIMITED LIABILITY AGREEMENT (the “Agreement”) of Geospatial Pipeline Services, LLC (the “Company”), dated as of May 19, 2008, is made and entered into by and between the persons listed as “Members” on Exhibit A hereto (together, the “Members” and each individually, a “Member”). Definitions of certain terms used in this Agreement are contained in Article Eleven.

RECITALS

WHEREAS, the Members desire to form a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by filing or causing to be filed a Certificate of Formation with the Office of the Secretary of State of the State of Delaware and entering into this Agreement.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE ONE

ORGANIZATIONAL MATTERS

Section 1.1 Organization; Name

The Company has been organized as a limited liability company pursuant to the provisions of the Act. The name of the Company is Geospatial Pipeline Services, LLC. The business of the Company may be conducted under any other name designated in writing by the Members upon compliance with applicable law.

Section 1.2 Purpose and Character of Business

The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act. By way of illustration and not by way of limitation, the Company shall have the power and authority from time to time, subject to the terms of this Agreement, to:

1.2.1 conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

1.2.2 acquire by purchase, contribution of property or otherwise, own, hold, operate, maintain, finance, sell, convey, transfer or dispose of any securities or other personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

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1.2.3 enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Member, any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

1.2.4 purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby), or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

1.2.5 lend money for its proper purpose, invest and reinvest its funds, take and hold real and personal property for the payment of funds so loaned or invested;

1.2.6 sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

1.2.7 appoint employees and agents of the Company, and define their duties and fix their compensation;

1.2.8 indemnify any Person in accordance with the Act and obtain any and all types of insurance;

1.2.9 cease its activities and cancel its Certificate;

1.2.10 negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

1.2.11 establish and maintain one or more bank accounts for the Company in such bank or banks as the Members may, from time to time, designate as depositories of the funds of the Company;

1.2.12 borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

1.2.13 pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

1.2.14 make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of any purpose of the Company.

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Section 1.3 Place of Business; Agent

The principal place of business of the Company shall be 229 Howes Run Road, Sarver, PA 16055. The address of the Company’s agent for service of process in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, Delaware 19808. The name of the registered agent at such address is the Corporation Service Company. The Members may at any time change the location of the Company’s principal place of business, establish additional offices and places of business and change the designated agent for service of process.

Section 1.4 Term

The Company shall continue in full force and effect until terminated pursuant to Section 7.1.

Section 1.5 Statutory Compliance

The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware including the Act. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between the terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions in this Agreement shall govern. The Members shall promptly make such filings as they believe necessary or as are required by applicable law to give effect to the provisions of this Agreement and to cause the Company to be treated as a limited liability company under the laws of the State of Delaware.

Section 1.6 Ownership of Company Property

All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member, individually, shall have any ownership interest therein.

Section 1.7 No State Law Partnership

The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purpose other than tax purposes, and this Agreement shall not be construed to suggest otherwise.

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ARTICLE TWO

MEMBERS AND CAPITAL CONTRIBUTIONS

Section 2.1 Capital Contributions

The Member Percentages and Capital Accounts of the Members as of the date of this Agreement are set forth on the attached Schedule A. The Members shall not be required to make any additional contributions to the Company except as otherwise provided herein or in the Act.

Section 2.2 Additional Capital Contributions

Except as provided in Sections 2.2.1 and 2.2.2, no Member shall be permitted or required to make any contributions of capital to the Company in excess of the contributions described in Section 2.1.

2.2.1 If, at any time and from time to time, the Company requires additional capital (as determined by the unanimous Consent of the Members), the Company shall provide to all Members written notice thereof (a “Required Notice”), which Required Notice shall specify at least (i) the aggregate amount of the additional capital so required, (ii) the Member’s pro-rata share of such additional capital and (iii) the date by which such additional capital must be contributed by such Member to the Company, which date shall not be less than thirty (30) days nor more than forty-five (45) days following delivery of the Required Notice. Each Member shall thereafter have the option to make additional Capital Contributions (in cash or cash equivalents) on a pro-rata basis in accordance with their respective Member Percentages pursuant to such terms and conditions as are contained in the Required Notice, and shall advise the Company within fourteen (14) days of its determination whether or not to make additional Capital Contributions.

2.2.2 If any Member (a “Non-Contributing Member”) elects not to make any Capital Contribution (the “Deficit Amount”) permitted under Section 2.2.1 pursuant to, and in accordance with, the terms and conditions contained in the applicable Required Notice, then any Member that has elected to make the additional Capital Contribution permitted to be made by it under such Required Notice (each, a “Contributing Member”) may, upon written notice received from the Company, elect in writing to make an additional Capital Contribution equal to the Deficit Amount. If one or more Contributing Member (each, an “Electing Member”) elects to make an additional Capital Contribution pursuant to this Section 2.2.2, then each of the Electing Members shall make an additional Capital Contribution (an “Extra Contribution”), pro-rata in accordance with their respective Member Percentages, the sum of which shall equal the Deficit Amount.

2.2.3 Upon any contribution of additional Capital Contributions pursuant to this Section 2.2, (an “Adjustment Event”), the Member Percentage of each Member shall be adjusted to equal a fraction, stated as a percentage, the numerator of which shall equal the sum of (i) all Capital Contributions (net of any liabilities of the contributing Member assumed by the Company or which are secured by any property contributed by such Member to the Company) made by such Member pursuant to such Adjustment Event (including, without limitation, any Capital

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Contribution made pursuant to Section 2.2.2) plus (ii) the product of (x) such Member’s Member Percentage immediately prior to such Adjustment Event multiplied by (y) the net fair market value of the Company immediately prior to such Adjustment Event (as determined by the unanimous Consent of the Members (the “Company FMV”)) and the denominator of which shall equal the sum of (i) the Company FMV and (ii) the aggregate Capital Contributions (net of any liabilities of the contributing Member assumed by the Company or which are secured by any property contributed by such Member to the Company) made by all Members pursuant to, or concurrently with, such Adjustment Event and that all Members may thereafter be required to make under Section 2.1.

Example

A and B each have a 50% interest and each have contributed $15 into the company. The company initially has a net fair market value of $30.

One year later, when the net fair market value has gone up to $40, there is a capital call for $5 from each of A and B. A fails to contribute and B contributes the full $10.

A is diluted from 50% to 40% ((50% of $40 fmv)/($40 fmv plus total new contributions of $10).

B’s interest increases from 50% to 60% (($10 new contribution by B plus 50% of $40 fmv)/($40 fmv plus total new contributions).

Section 2.3 Capital Accounts and Reevaluations

The Company shall establish and maintain a capital account (a “Capital Account”) for each Member. A Member’s Capital Account shall be (i) increased by (a) the amount of such Member’s Capital Contribution, (b) such Member’s allocations of Profit pursuant to Section 3.1 and (c) items of income or gain specially allocated to such Member pursuant to Section 3.3 or Section 3.4, (ii) decreased by (x) the amount of money and the fair market value of any property distributed to such Member by the Company, (y) such Member’s allocations of Loss pursuant to Section 3.2 and (z) items of loss, deduction or expenditure specially allocated to such Member pursuant to Section 3.3 or Section 3.4, and (iii) adjusted to reflect any liabilities that are assumed by such Member or the Company (within the meaning of Section 1.704-1(b)(2)(iv)(c) of the Regulations), all in accordance with Sections 1.704-1(b)(2)(iv) and 1.704-2 of the Regulations. Except as otherwise provided in the Regulations, a transferee of all or a portion of a Member’s Interest shall succeed to the Capital Account of his transferor to the extent allocable to the transferred Interest.

Notwithstanding any provision of this Agreement other than Section 7.5.2, the Members may revalue Company properties, and make corresponding adjustments to the Members’ Capital Accounts, as prescribed by the Regulations in connection with any contribution to or distribution by the Company of more than a de minimis amount of money or other property in exchange for an interest in the Company unless the Members reasonably determine that such revaluations and adjustments are not necessary to reflect the economic interests of the Members in the Company.

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In addition, the book values of Company properties shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax bases of such properties pursuant to Section 734(b) or Section 743(b) of the Code to the extent that such basis adjustments (i) are taken into account in determining Capital Account balances pursuant to Section 3.3.3 and (ii) have not been reflected in adjustments to the book values of such properties pursuant to the preceding sentence of this Section 2.3.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations under Section 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.

Section 2.4 No Rights to Demand Return of Capital Contributions

No Member shall be entitled to withdraw any part of his Capital Account or Capital Contribution, to receive any distribution from the Company or to cause a partition of the assets of the Company except as expressly provided in this Agreement. No Member shall be paid interest on any Capital Contribution.

Section 2.5 Liabilities of Members

Except as otherwise expressly set forth herein or in the Act, the Members shall not have any personal liability whatsoever in his capacity as a Member, whether to the Company, to any Member or to the creditors of the Company, for the debts, liabilities, contracts or other obligations of the Company or for any losses of the Company.

Section 2.6 Member Loans

No Member shall be required or permitted, except by unanimous Consent of the Members in accordance with Section 5.3, to make any loans or otherwise lend any funds to the Company. No loans made by any Member to the Company shall have any effect on such Member’s Member Percentage, such loans representing a debt of the Company payable or collectible solely from the assets of the Company in accordance with the terms and conditions upon which such loans were made.

ARTICLE THREE

ALLOCATION OF PROFIT AND LOSS;

TAX ALLOCATIONS; DISTRIBUTIONS

Section 3.1 Profit Allocations

After any special allocations required by Sections 3.3 and 3.4 have been made, a Profit of the Company for any Fiscal Year or other accounting period shall be allocated to the Members in proportion to their respective Member Percentages.

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Section 3.2 Loss Allocations

After any special allocations required by Sections 3.3 and 3.4 have been made, a Loss of the Company for any Fiscal Year or other accounting period shall be allocated to the Members in proportion to their respective Member Percentages.

Section 3.3 Special Allocation Rules

Before any allocations are made pursuant to Section 3.1 or Section 3.2, the following special allocations shall be made in the following order

3.3.1 If any Member unexpectedly receives any adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) of the Regulations which causes it to have an, or increases the amount of its, Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, such Member’s Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 3.3.1 shall be made to a Member only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article Three have been tentatively made as if this Section 3.3.1 were not in this Agreement. This Section 3.3.1 is intended to constitute a “qualified income offset” as defined in Section 1.704-1(b)(2)(ii)(d) of the Regulations.

3.3.2 If any Member has an Adjusted Capital Account Deficit as of the end of any Fiscal Year or other accounting period of the Company that is in excess of the amount such Member is deemed to be obligated to restore to his Capital Account pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, items of Company income and gain in the amount of such excess shall be specially allocated to such Member as quickly as possible, provided that an allocation pursuant to this Section 3.3.2 shall be made to a Member only if and to the extent that such Member would have an Adjusted Capital Account Deficit that is in excess of the amount such Member is deemed to be obligated to restore to his Capital Account pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after all other allocations provided for in this Article Three have been tentatively made as if this Section 3.3.2 were not in this Agreement.

3.3.3 To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in a manner that is consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

3.3.4 Notwithstanding Section 3.2, a Loss allocation shall not be made to a Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit. A Loss allocation that would be made to a Member but for this Section 3.3.4 shall

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instead be made to the other Members to the extent of and in proportion to the amounts of such Loss that they could then be allocated without themselves having Adjusted Capital Account Deficits (or, if such other Members would not have Adjusted Capital Account Deficits, in proportion to their respective Member Percentages) and thereafter to all of the Members in proportion to their Member Percentages.

3.3.5 The Company shall allocate items of Company income and gain among the Members at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Sections 1.704-2(f) and 1.704-(2)(i)(4).

3.3.6 “Nonrecourse deductions,” as defined in Section 1.704-2(b)(1) of the Regulations, for any Fiscal Year (not including any “partner nonrecourse deductions,” as defined in Section 1.704-2(i)(2) of the Regulations) shall be allocated among the Members in proportion to their respective Member Percentages. Solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Section 1.752-3(a)(3) of the Regulations, each Member’s interest in Company profits shall be equal to his Member Percentage.

3.3.7 Any “partner nonrecourse deductions,” as defined in Section 1.704-2(i)(2) of the Regulations for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss with respect to the nonrecourse liability, as determined and defined under Section 1.704-2(b)(3) of the Regulations to which such “partner nonrecourse deductions” are attributable in accordance with Section 1.704-2(i) of the Regulations.

Section 3.4 Corrective Allocations

The allocations set forth in Section 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Regulations. Notwithstanding any other provision of this Article Three, the Regulatory Allocations shall be taken into account in making allocations of other items of income, gain, loss, deduction and expenditure among the Members so that, to the extent possible consistent with the Code and the Regulations, and on a cumulative basis, the respective net amounts of such allocations of other items and the Regulatory Allocations to the Members are equal to the respective net amounts that would have been allocated to the Members had no Regulatory Allocations been made. The Members shall apply this Section 3.4 at such times and in whatever order, and shall divide allocations made pursuant to this Section 3.4 among the Members in such manner, as it determines is likely to minimize any economic distortions that might otherwise be caused by the Regulatory Allocations.

Section 3.5 Tax Allocations

3.5.1 Tax allocations for each Fiscal Year or other accounting period of the Company shall be made consistent with the allocations of Profit or Loss and items specially allocated pursuant to Sections 3.3 and 3.4 for such year or period, except that, solely for tax purposes, (i) items of income, gain, loss and deduction with respect to Company assets reflected hereunder in the Members’ Capital Accounts and on the books of the Company at values that differ from the Company’s adjusted tax bases in such assets shall be allocated among the Members so as to

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take account of those differences under Section 1.704-3 of the Regulations and as the Tax Matters Partner reasonably determines in accordance with the principles of Section 704(c) of the Code and with Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), 1.704-1(b)(4)(i) and 1.704-3 of the Regulations, and (ii) adjustments made pursuant to Section 734(b) or Section 743(b) of the Code shall be taken into account.

3.5.2 The Members are aware of the federal income tax consequences of the allocations made by this Article Three and agree to report their shares of Company income and loss for income tax purposes in accordance with this Article Three.

ARTICLE FOUR

DISTRIBUTIONS

Section 4.1 Distributions of Available Cash.

4.1.1. Within sixty (60) days after completion of the Company’s financial statements with respect to each fiscal year, the Company shall distribute or cause to be distributed Available Cash to the Members in accordance with this Article Four, provided that no such distribution is barred under any existing loan documents relating to funds borrowed by the Company.

4.1.2. All distributions out of Available Cash shall be distributed to each of the Members, pro-rata in accordance with their relative Member Percentages.

4.1.3. Notwithstanding Section 4.1.2, the Company shall distribute out of Available Cash to each Member, pro-rata in accordance with its Member Percentage, an amount sufficient to cover such Member’s tax liabilities attributable to the Member’s allocable share of Company taxable income, computed at the highest combined federal and state income marginal tax rates then applicable to any Member, which combined rates, for purposes of this Section 4.1.3 shall neither exceed forty-five percent (45%) nor be less than fifteen percent (15%). Such amounts shall be treated as an advance of, and reduce amounts otherwise distributable to such Member in the manner described in Section 4.1.2.

Section 4.2 Distributions Upon Liquidation.

Distributions made in conjunction with the final liquidation of the Company, including, without limitation, the net proceeds of a Terminating Capital Transaction, shall be applied or distributed as provided in Article Seven hereof.

Section 4.3 Distributions in Kind.

No right is given to any Member to demand or, subject to Article Seven, receive property other than cash as provided in this Agreement. The Members may, upon the consent of a Majority in Interest, cause the Company to make a pro-rata distribution in kind of Company assets to the Members, and such Company assets shall be distributed in such a fashion as to ensure that the fair market value thereof is distributed and allocated in accordance with this Article Four and Articles Three and Seven hereof; provided, however, that subject to Article

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Seven, no Member may be compelled to accept a distribution consisting, in whole or in part, of any Company assets in kind unless the ratio that the fair market value of such distribution in kind bears to such Member’s total distribution does not differ from the ratio that the fair market value of similar distributions in kind bear to the total distributions of other Members receiving distributions concurrently therewith (if any). The Company shall not make a non-pro-rata distribution in kind of Company assets without the consent of all of the Members.

Section 4.4 Limitations on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor any Member, on behalf of the Company, shall knowingly make a distribution to any Member on account of its Membership Interest in the Company (as applicable) in violation of Section 18-607 of the Act, or in violation of any loan documents relating to funds borrowed by the Company.

ARTICLE FIVE

MANAGEMENT OF THE COMPANY

Section 5.1 Management and Control of the Company

(a) The Company shall be a member-managed limited liability company within the meaning of the Act. Under the Act, any Member is legally able to bind the Company vis-a-vis any third party. However, any action taken by any Member on behalf of the Company without the requisite approval of the other Members (if any) as set forth in this Agreement, including without limitation this Article 5, or otherwise in violation of this Agreement, shall constitute a breach by such Member of this Agreement and such Member shall indemnify the Company for such breach. Except as otherwise expressly provided in this Agreement, all actions by or on behalf of the Company may be taken upon the prior approval of a Majority in Interest.

(b) The Members may from time to time designate officers of the Company and establish the scope of duties to be performed by such officers. The Members may terminate a person’s status as an officer at their sole discretion.

5.2.1 Any Person dealing with the Company may rely upon a certificate signed any Member, thereunto duly authorized, as to:

(1) the existence or non-existence of any fact or facts which constitute conditions precedent to acts by the Member or in any other manner germane to the affairs of the Company;

(2) the Persons who are authorized to execute and deliver any instrument or document of the Company; or

(3) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Members.

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5.2.2 Any document executed by any Member, while acting in the name and on behalf of the Company, shall be deemed to be the action of the Company vis-a-vis any third parties (including any Member as a third party for such purpose).

Section 5.3 Actions Requiring Member Consent

Notwithstanding any other provision of this Agreement, a Member shall have no authority to do any of the following without the unanimous Consent of the Members:

(1) amend this Agreement;

(2) approve any Terminating Capital Transaction;

(3) enter into any material agreements or other arrangements with any of the Members or Affiliates of the Members, or otherwise amend any agreements or other arrangements with any of the Members or Affiliates of the Members or enter into any other agreement or consummate any other transaction the term of which is over six (6) months and the cost to the Company in excess of Fifty Thousand Dollars ($50,000), or modify any such agreement or transaction;

(4) reorganize the Company or merge or consolidate the Company with any other Person;

(5) request additional Capital Contributions from the Members;

(6) incur indebtedness in excess of Fifty Thousand Dollars ($50,000) in any one transaction or with respect to any one Person (including such Person’s Affiliate);

(7) lend money or release or discharge any debt owing to the Company in excess of Fifty Thousand Dollars ($50,000);

(8) form or acquire any subsidiaries, invest in the equity or debt securities of another entity or enter into any partnership, joint venture or any other similar arrangement with any other party, or dispose of any interest in any other entity on behalf of the Company;

(9) make any material change in accounting principles or procedures to be applied to the Company;

(10) enter into any legal proceeding on behalf of or in defense of the Company;

(11) approve the establishment and maintenance by the Members of any Reserves; or

(12) commence any proceedings or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency or similar law.

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Section 5.4 Indemnification

5.4.1 The Company shall indemnify and hold harmless each Member and its Affiliates (individually, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, by reason of the fact that he or she is or was a Member of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation or entity; provided, however, that the provisions of this Section 5.4 shall not provide indemnification for, or eliminate or limit the liability of, a Member if (i) such Member’s acts or omissions were committed in bad faith, (ii) such Member’s acts or omissions involved intentional misconduct or a knowing violation of law, or (iii) such Member personally gained in fact a financial profit or other advantage to which such Member was not legally entitled. The termination of an action, suit or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified in clauses (i), (ii) or (iii) above.

5.4.2 Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 5.4 shall be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 5.4.

5.4.3 Any indemnification provided hereunder shall be satisfied solely out of the assets of the Company, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions.

5.4.4 The provisions of this Section 5.4 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

5.4.5 Neither a Member nor the subsidiaries or Affiliates of any Member nor the officers, directors, employees or agents of any of the foregoing shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission of any Member or any such other Person unless (i) such Member’s or such other Person’s acts or omissions were committed in bad faith, (ii) such Member’s or such other Person’s acts or omissions involved intentional misconduct or a knowing violation of law, or (iii) such Member or such other Person personally gained in fact a financial profit or other advantage to which such Member or such other Person was not legally entitled.

5.4.6 To the extent that a Member, or any Affiliate or subsidiary, or any officer, director, employee or agent of any of the foregoing (each, a “Responsible Party”) has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company, any other Member or other Person bound by the terms of this Agreement, such Responsible Parties acting

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in accordance with this Agreement shall not be liable to the Company, any Member, or any such other Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of a Responsible Party otherwise existing at law or in equity, are agreed by all parties hereto to replace such other duties to the greatest extent permitted under applicable law.

5.4.7 Whenever a Responsible Party is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing: (a) in its discretion, under a similar grant of authority or latitude, or without an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Responsible Party shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever, or (b) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Responsible Party shall comply with such express standard but shall not be subject to any other, different or additional standard imposed by this Agreement or otherwise by applicable law.

Section 5.5 Other Activities

Except as they may otherwise agree, the Members may engage in and possess interests in other business ventures and investment opportunities of every kind and description, independently or with others, including serving as managers and general partners of other limited liability companies and partnerships with purposes similar to those of the Company. Neither the Company nor any other Member shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

ARTICLE SIX

TRANSFERABILITY

Section 6.1 Transfers; Admission of New Member

No Member shall sell, assign, pledge, hypothecate, transfer or otherwise exchange (collectively, “sell”) all or any part of its Interest without unanimous consent of the Members. Notwithstanding the foregoing, Consent may not be given by unanimous consent of the Members to a sale by a Member of its Interest if such sale would (i) violate any federal or state securities law, (ii) cause the termination or dissolution of the Company, or (iii) cause the Company to be classified as other than a partnership for U.S. federal income tax purposes. A Member may assign to a third party the right to receive distributions to be made to such Member hereunder.

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ARTICLE SEVEN

DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

Section 7.1 Limitations.

The Company may be dissolved, liquidated, and terminated by the Members, or an authorized liquidating trustee if one is appointed, only pursuant to the provisions of this Article Seven, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 7.2 Exclusive Causes.

Notwithstanding the Act, the following and only the following events shall cause the Company to be dissolved, liquidated, and terminated:

7.2.1. the occurrence of a Terminating Capital Transaction;

7.2.2. the unanimous written consent of the Members to dissolve the Company;

7.2.3 judicial dissolution; or

7.2.4 the occurrence of any other event requiring the dissolution of the Company under the laws of the State of Delaware.

Any dissolution of the Company other than as provided in this Section 7.2 shall be a dissolution in contravention of this Agreement.

Section 7.3 Effect of Dissolution.

The dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until it has been wound up and its assets have been distributed as provided in Section 7.5 of this Agreement. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

Section 7.4 No Capital Contribution Upon Dissolution.

Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

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Section 7.5 Liquidation.

7.5.1. Upon dissolution of the Company, the Members shall liquidate the Company assets, and after allocating (pursuant to Article Three of this Agreement) all income, gain, loss and deductions resulting therefrom, shall apply and distribute the proceeds thereof as follows:

(a) First, to the payment of the obligations of the Company, to the expenses of liquidation, and to the setting up of any Reserves for contingencies which the Members may consider necessary;

(b) Second, to the Members in proportion to and to the extent of the positive balances in the Members’ respective Capital Accounts, determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made as a result of the distributions set forth in this Section 7.5.1(b) of this Agreement), by the end of the taxable year in which such liquidation occurs or, if later, within ninety (90) days after the date of the liquidation; and

(c) Thereafter, to the Members in accordance with their Member Percentages.

7.5.2. Notwithstanding Section 7.5.1 of this Agreement, in the event that the Members determine that an immediate sale of all or any portion of the Company assets would cause undue loss to the Members, in order to avoid such loss to the extent not then prohibited by the Act, may either defer liquidation of and withhold from distribution for a reasonable time any Company assets except those necessary to satisfy the Company’s debts and obligations, or distribute the Company assets pro-rata to the Members in kind. Any asset to be distributed in kind shall be distributed on the basis of its fair market value as determined by the Members in good faith. For purposes of making the final allocation of Profit or Loss and other items required by Section 7.5.1, any asset other than cash that is to be distributed to one or more Members in kind shall be treated as having then been sold by the Company for its fair market value as determined under this Section 7.5.2 (provided that, solely for purposes of making the final allocation of Profit or Loss and other items required by Section 7.5.1, the fair market value of any asset that is distributed subject to a nonrecourse indebtedness shall not be less than the amount of such indebtedness). Each Member who receives an interest in any Company asset distributed hereunder shall hold his interest in such asset as a tenant-in-common with all other Members who receive an interest in such asset.

ARTICLE EIGHT

AMENDMENTS

Section 8.1 Amendments

This Agreement may be amended from time to time in accordance with Section 5.3. The Members shall, within a reasonable time after the adoption of any amendment to this Agreement (but not longer than the period required by the Act), make any filings or publications if required by the Act or desirable to reflect such amendment.

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ARTICLE NINE

CONSENTS, VOTING AND MEETINGS

Section 9.1 Method of Giving Consent

Any consent required by this Agreement (a “Consent”) may only be given by:

9.1.1 a written consent given by the consenting Member at or prior to the doing of the act or thing for which the Consent is solicited; or

9.1.2 the affirmative vote by the consenting Member to the doing of the act or thing for which the Consent is solicited at any meeting called and held pursuant to Section 9.2 to consider the doing of such act or thing.

Unless a different percent is required hereunder, any action requiring the consent of the Members may be taken by those Members holding a Majority in Interest of the outstanding Interests.

Section 9.2 Meetings

Any matter requiring the Consent of the Members pursuant to this Agreement may be considered at a meeting held not less than two (2) nor more than twenty (20) days after Notification thereof shall have been given by the Company to such Members or appointees, as the case may be. Any matter requiring the Consent of or an action to be taken by any Member pursuant to this Agreement may be considered at a meeting held not less than two (2) nor more than twenty (20) days after Notification thereof shall have been given by the Company or the President, if any. Meetings of the Members may be held by telephonic conference. Any Notification pursuant hereto shall state briefly the purpose, time and place of the meeting. All such meetings shall be held at such reasonable times and places as the Members (or the President, if applicable) shall designate.

Section 9.3 Submissions to Members.

The Company shall give the Members Notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Members. Such Notification shall include any information required by the relevant provision of this Agreement or by law.

ARTICLE TEN

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

Section 10.1 Books and Records

The books and records of the Company, including a list of the names and residence, business or mailing addresses and Interests of the Members, shall be maintained at the principal office of the Company in accordance with the Act. All of the books and records of the Company shall be available for examination at the offices of the Company in which they are maintained by

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any Member or by any Member’s duly authorized representative at any and all reasonable times upon reasonable notice. Each Member, or such Member’s duly authorized representative, upon Notification to the Company and upon paying the costs of collection, duplication and mailing, shall be entitled for any purpose reasonably related to such Member’s interest as a Member in the Company to a copy of information to which such Member is entitled under the Act. The Company may maintain such other books and records and may provide such financial or other statements as the Members in their discretion deem advisable.

Section 10.2 Accounting; Tax Year

The Company shall report its operations for tax purposes on such method as the Members determine consistent with applicable federal income tax laws. The taxable year of the Company shall be the calendar year.

Section 10.3 Reports

10.3.1 The Company shall also cause to be sent to each Member, the following:

(1) within ninety (90) days following the end of each fiscal year of the Company, (i) audited financial statements for such fiscal year; and (ii) a report that shall include all necessary information required by the Members for preparation of their federal, state and local income or franchise tax or information returns, including each Member’s pro-rata share of Profits, Losses and any other items of income, gain, loss and deduction for such fiscal year;

(2) a copy of the Company’s federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns;

(3) within sixty (60) days after the end of each fiscal year, an unaudited balance sheet, income statement and statement of cash flow for the year then ended;

(4) within a reasonable amount of time, any other Company information made pursuant to a reasonable request of a Member.

10.3.2 Members (personally or through an authorized representative) may, for purposes reasonably related to their Interests, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours.

Section 10.4 Elections

The Members shall cause the Company to make such elections under the code and the Regulations, including those permitted by Sections 709(b) and 754 of the Code, and state tax or similar laws as it shall determine to be in the Members’ best interests.

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ARTICLE ELEVEN

DEFINITIONS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article Eleven. The singular shall include the plural and the masculine gender shall include the feminine, the neuter and vice versa, as the context requires:

“Act” means the Delaware Limited Liability Company Act as amended from time to time, and any successor to such Act.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other accounting period determined after (i) crediting to such Capital Account any amounts which such Member is obligated to restore thereto hereunder or is deemed to be obligated to restore thereto pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations and (ii) debiting to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Agreement” means this LLC Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Available Cash” means the gross cash proceeds from Company operations (including from sales, financings and refinancings of Company property and collections from notes receivables) less the portion thereof used or to be used to pay or provide for the payment of Company expenses, capital improvements, replacements, contingencies and Reserves, all as determined in accordance with the terms of this Agreement.

“Capital Account” means, with respect to any Member, the capital account established and maintained for such Member pursuant to Section 2.3.

“Capital Contribution” means, with respect to any Member as of any time of determination, the sum of (i) the amount of money that such Member has contributed to the Company, (ii) the fair market value, as agreed by the Members, of any property that such Member has contributed to the Company (net of any liabilities that the Company has assumed or taken subject to, under Section 752 of the Code, in connection with acquiring such property from such Member) and (iii) the amount of any Company liabilities that such Member has assumed, within the meaning of Section 1.704-1(b)(2)(iv)(c) of the Regulations, other than in connection with receiving one or more distributions from the Company.

“Certificate” means the Certificate of Formation filed on behalf of the Company with the Secretary of State of the State of Delaware, as such certificate may be amended from time to time.

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“Code” means the Internal Revenue Code of 1986, as amended, and, where applicable, any predecessor or successor thereto.

“Company” means Geospatial Pipeline Services, LLC.

“Consent” is has the meaning given to the term in Section 9.1.

“Fiscal Year” means the calendar year, or in the case of the first and last fiscal year, the fraction thereof commencing on the date on which the Company is formed or ending an the date on which the winding up of the Company is completed, as the case may be.

“Interest” means the interest of a Member in the Company as determined under this Agreement. Reference to a majority or a specified percentage or fraction in Interest of the Members means Members whose combined Member Percentages represent over 50% or such specified percentage or fraction, respectively, of the sum of the Member Percentages of all of the Members.

“Majority in Interest” means Members holding at any time, in the aggregate, more than fifty percent (50%) of the Member Percentages entitled to vote at such time held by all Members of the Company.

“Member Percentage” means, with respect to any Member, the percentage set forth opposite such Member’s name on the attached Schedule A, which such Schedule may be amended from time to time to reflect changes in the Members’ Percentages hereunder. A transferee of all or a portion of a Member’s Interest shall succeed to the Member Percentage of his transferor to the extent allocable to the transferred Interest.

“Notification” means a writing, containing the information required by this Agreement to be communicated to any Person, sent as provided in Section 13.2.

“Person” means any individual, corporation, Company, trust, unincorporated organization or association, or other entity.

“Profit” or “Loss” means, for each Fiscal Year or other accounting period of the Company, an amount equal to the Company’s taxable income or loss for such period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in such taxable income or loss), including each item thereof, computed with the following adjustments:

(i) income of the Company that is exempt from federal income tax and that is not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(ii) expenditures of the Company that are described in Section 705(a)(2)(B) of the Code (or that are treated as described in such Section pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) and that are not otherwise taken into account in computing Profit and Loss shall be subtracted from such taxable income or loss;

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(iii) unrealized gains and losses that are treated as having been realized in connection with distributions in kind pursuant to Section 7.5.2 shall be taken into account in accordance with Sections 1.704-1(b)(2)(iv)(e) and 1.704-1(b)(2)(iv)(f) of the Regulations;

(iv) if the book values of Company assets are adjusted pursuant to Section 2.2, such adjustments, if made in connection with a contribution to or distribution by the Company, shall be treated as gains or losses, as the case may be, from dispositions of those assets in accordance with Section 1.704-1(b)(2)(iv)(f) of the Regulations; and

(v) gains, losses and cost recovery deductions with respect to Company properties that are properly reflected, under Section 1.704-1(b)(2)(iv) of the Regulations, on the Company’s books at values that differ from the Company’s tax bases in those properties shall be determined with reference to the book values of those properties in accordance with Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g) and 1.704-1(b)(4)(i) of the Regulations.

“Regulations” means the Income Tax Regulations promulgated from time to time under the Code. References to specific sections of the Regulations shall be to such sections as amended, supplemented or superseded by Regulations currently in effect.

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Members, subject to Section 5.3, for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Company or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the Company’s assets.

“Withdrawal” (including the verb form “Withdraw”) means, as to any Member, the occurrence of any event causing the cessation of such Member’s status as a Member of the Company under the Act.

ARTICLE TWELVE

REPRESENTATIONS AND WARRANTIES

Section 12.1 Investment Representations and Warranties

Each Member hereby represents, warrants, covenants, and acknowledges as to each of the following:

12.1.1 The Member is acquiring its Interest for its own account and not for the account of any other Person. The Member is acquiring its Interest solely for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof except in compliance with applicable laws regulating securities.

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12.1.2 The Member is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

12.1.3 The Member is familiar with or involved with the Company and in such capacity has become personally familiar with the business, affairs, financial condition and results of operations (if any) of the Company.

12.1.4 The Member has had the opportunity to ask questions of, and to receive answers from, the other Members and/or the appropriate executive officers of the Company with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Company. The Member has had access to such financial and other information as is necessary in order for it to make a fully-informed decision as to the transactions contemplated by this Agreement, and has had the opportunity to obtain any additional information necessary to verify any such information to which the Member has had access.

12.1.5 The Member’s investment in the Company represented by its Interest is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part. The amount of such investment is within such Member’s risk capital means and is not so great in relation to such Member’s total financial resources as would jeopardize the personal financial needs of such Member in the event such investment were lost in whole or in part.

12.1.6 The Member may bear the economic risk of investment for an indefinite period of time because such Member’s Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the Interest cannot be transferred by such Member unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Company has made no agreements, covenants or undertakings whatsoever to register the transfer of any Interest under the Securities Act. The Company has made not representations, warranties, or covenants whatsoever as to whether any exemption from the Securities Act, including without limitation any exemption for limited sales in routine broker’s transactions pursuant to Rule 144, will be available. If the exemption under Rule 144 is available at all, it will not be available until at least two (2) years after payment of cash for such Member’s Interest and not then unless: (i) a public market then exists in the Company’s common stock; (b) adequate information as to the Company’s financial and other affairs and operations is then available to the public; and (iii) all other terms and conditions of Rule 144 have been satisfied.

12.1.7 None of the Company’s securities is presently publicly traded, and the Company has made no representation, warranty, covenant or agreement as to whether there will be a public market for any of its securities. Each Member understands that there are substantial restrictions on the transferability of Interests under the provisions of this Agreement and the Securities Act.

12.1.8 The Company has made no representations or warranties to any Member with respect to the income tax consequences of the transactions contemplated by this Agreement and no Member is in any manner relying on the Company or its representatives for an assessment of such tax consequences.

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12.1.9 The Member is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act.

12.1.10 As of the date as of which the Member executes this Agreement and for so long as the Member, or its Affiliates, holds an Interest thereafter, the Member (i) is not and will not be an “investment company” required to be registered under the Investment Act of 1940; and (ii) is not and will not be an entity that would be defined as an “investment company” under Section 3(a) of the Investment Act of 1940 but for the exception provided from that definition by Section 3(c)(1) or 3(c)(7) of the Investment Act of 1940.

Section 12.2 General Representations and Warranties of Each Member

In addition to those matters addressed in Section 12.1, each of the Members hereby makes the following representations and warranties to, and agreements with, the other Members and the Company as of the effective date of this Agreement:

12.2.1 Such Member has full power and authority to execute and deliver this Agreement and to carry its obligations hereunder in accordance with the terms and provisions hereof. This Agreement constitutes the valid and legally binding obligation of such Member, enforceable against such Member in accordance with its terms, except as enforceability may be affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the limitation of certain remedies by certain equitable principles of general applicability; and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

12.2.2 The execution, delivery and performance by such Member of this Agreement and the transaction contemplated hereby will not constitute a material breach of any term or provision of, or a material default under (i) any outstanding indenture, mortgage, loan agreement or other similar contract or agreement to which such Member or any of its Affiliates is a party or by which it or any of his Affiliates or its or their property is bound; (ii) any applicable law, rule or regulation; or (iii) any order, writ, judgment or decree having applicability to such Member.

12.2.3 All material consents, licenses, approvals and authorizations, if any, and all findings and registrations required from any governmental body, authority, bureau or agency for or on the part of any such Member or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Company have been obtained prior to the date of this Agreement.

12.2.4 Such Member is not a party to any agreement, and has not agreed with any other Member, to vote in any manner with respect to any matter upon which the Members may vote and has not granted a proxy or created a voting trust for a similar purpose.

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ARTICLE THIRTEEN

MISCELLANEOUS PROVISIONS

Section 13.1 Tax Matters

13.1.1 The Members shall designate a “Tax Matters Partner” (as defined in Code Section 6231) to oversee or handle matters relating to the taxation of the Company. The initial Tax Matters Partner shall be Geospatial Holdings, Inc..

13.1.2 In connection with any transfer of or distribution with respect to a Member Interest, the Members shall, upon written request by any transferor, transferee or distributee, and to the extent permitted by applicable law, cause the Company to make an election pursuant to Code Section 754 and Regulations Section 1.754-1 to adjust the bases of Company property in the manner provided in Code Section 743(b) and 734(b). Such transferor, transferee, or distributee shall pay all costs incurred by the Company in connection with such election.

Section 13.2 Notification

13.2.1 Any Notification to a Member shall be at the address of such Member or appointee set forth in the books and records of the Company or such other mailing address of which such Member shall advise the Company in writing. Any Notification to the Company shall be at the principal office of the Company as set forth in the books and records of the Company.

13.2.2 Any Notification shall be deemed to have been duly given if personally delivered or sent by United States mail or express mail service or by telegram confirmed by letter and will be deemed given, unless earlier received, (a) if sent by certified or registered mail, return receipt requested, or by first-class mail, five (5) calendar days after being deposited in the United States mails, postage prepaid, (b) if sent by United States Express Mail or other express mail service, two calendar days (other than Sundays and Federal holidays) after being deposited therein, (c) if sent by telegram or telecopy, on the date sent provided confirmatory notice is sent by first-class mail, postage prepaid, and (d) if delivered by hand, on the date of receipt.

Section 13.3 Binding Provisions

The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

Section 13.4 No Waiver

The failure of any Member to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

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Section 13.5 Certification of Interests

In the sole discretion of the Members, the Members’ Interests may be evidenced by certificates. In such case, the sale, assignment or other transfer of any Interest hereunder shall be accompanied by the surrender for cancellation and re-issuance of the certificate evidencing such Interest.

Section 13.6 Legends

If certificates are issued evidencing the Members’ Interests, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Members, to reflect restrictions upon transfer contemplated herein.

Section 13.7 Applicable Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Section 13.8 Separability of Provisions

Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid or unenforceable in any jurisdiction, such provision or provisions shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, or the application of the affected provision to Persons or circumstances other than those to which it was held invalid or unenforceable, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.9 Entire Agreement

This Agreement constitutes the entire agreement among the parties governing the relationship established hereby. This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein or therein.

Section 13.10 Section Titles

Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

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Section 13.11 Counterparts

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all the parties have not signed the same counterpart.

Section 13.12 Variation of Pronouns

When used herein, pronouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter or to the singular or plural as the identity of the Person or Persons referenced or the context may require.

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EXECUTION

This Agreement is executed as of the date first above written by the Members.

Member: Geospatial Holdings, Inc.

/s/ Mark A. Smith
Name:	Mark A. Smith
Title:	President

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SCHEDULE A

Capital Contributions and

Member Percentages

Members	Member Percentages	Capital Account
1. Geospatial Holdings, Inc.	100%	$1,000